Schedule A to the
Expense Limitation Agreement between
Guinness Atkinson Funds and Guinness Atkinson Asset Management, LLC

The Adviser has agreed to limit the total annual fund expenses of the following Funds, expressed as a percentage of each Fund’s average daily net assets, for the periods indicated.

Fund	Annual Expense Limit	Expiration Date*
Alternative Energy Fund	1.98%	June 30, 2012
Asia Focus Fund	1.98%	June 30, 2012
Asia Pacific Dividend Fund	1.98%	June 30, 2012
China & Hong Kong Fund	1.98%	June 30, 2012
Global Energy Fund	1.45%	June 30, 2012
Global Innovators Fund	1.55%	June 30, 2012
Renminbi Yuan & Bond Fund	0.90%	June 30, 2012
Inflation Managed Dividend Fund	0.68%	June 30, 2013

Adopted April 25, 2004
Ratified by the Board of Trustees of Guinness Atkinson Funds May 7, 2004
Amended and approved by the Board of Trustees of Guinness Atkinson Funds February 24, 2006.
Amended May 4, 2007
Continued May 2, 2008
Continued May 24, 2010
Continued May 9, 2011
Amended and approved by the Board of Trustees of Guinness Atkinson Funds March 2, 2012
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* Amounts limited in the current year must be recouped by the end of the designated fiscal year.